Exhibit 10.3

TERMINATION AND WAIVER AGREEMENT

THIS TERMINATION AND WAIVER AGREEMENT (this “Termination Agreement”) is made and entered into as of this 8th day of September, 2009 (the “Effective Date”) by and between HABERSHAM BANK, a Georgia state bank (the “Bank”), and EDWARD D. ARIAIL, a resident of the State of Georgia (the “Executive”).

Preamble:

WHEREAS, the Bank and Executive are parties to that certain Habersham Bank Supplemental Executive Retirement Plan Agreement originally effective as of January 1, 2008 (the “Agreement”).

WHEREAS, the original purpose of the Agreement was to provide the Executive with an incentive to remain in the employ of the Bank by providing the Executive with the opportunity to receive supplemental retirement payments in connection with certain qualifying events.

WHEREAS, the Bank is negatively affected by the current downturn in the financial services sector of the United States economy.

WHEREAS, the Bank is under regulatory scrutiny and is in the process of seeking alternatives to increase capital and reduce expenses for the purpose of enhancing its financial position and performance.

WHEREAS, the obligations represented by the Agreement are impairing the Bank’s ability to address its financial issues.

WHEREAS, pursuant to Section 7.2 of the Agreement, the Bank desires to unilaterally terminate the Agreement to cease the accrual of any new benefit obligations under the Agreement and, in connection with the Agreement’s termination, the Bank also desires to obtain the Executive’s agreement to waive completely the Executive’s contractual rights to all of the benefit obligations accrued under the Agreement prior to the effective date of the Agreement’s termination so as to improve further the capital position of the Bank and to enhance the prospects of the Bank in the face of its current financial challenges.

WHEREAS, the Executive understands and acknowledges that the prospective termination of the Agreement does not require the Executive’s consent.

WHEREAS, the Executive also understands and acknowledges that the Executive’s agreement to waive completely the Executive’s contractual rights to all of the benefit obligations accrued under the Agreement prior to the effective date of the Agreement’s termination will enhance the Executive’s prospects for continuing employment; will help preserve the value of any existing capital investment in the Bank’s holding company that the Executive may have; and will mitigate the potential for involving the Executive in litigation should the Bank be unsuccessful in addressing its financial challenges.

NOW, THEREFORE, in consideration of the recitals set forth above and the mutual agreements set forth below, the parties hereto agree as follows:

Statement of Agreement:

1. Termination.  The Bank hereby terminates the Agreement effective as of the Effective Date so that no new or additional benefits shall accrue under the Agreement from and after the Effective Date.

2. Waiver.  The Executive, on the Executive’s own behalf and on behalf of the Executive’s heirs and beneficiaries, hereby irrevocably waives and renounces any and all of the Executive’s rights, title, benefits, and interests in the Agreement to which the Executive may be entitled by operation of law, private contract or otherwise and unconditionally and without qualification refuses to accept any such rights, title, benefits, and interests in the Agreement.

3.             Acknowledgements.  By entering into this Termination Agreement, the Executive acknowledges and agrees that:

(a)           the prospective termination of the Agreement does not require the consent of the Executive;

(b)           in terminating the Agreement pursuant to Section 7.2 thereof, by virtue of the waiver provided in Paragraph 2 above, the Bank has no obligation to distribute now, or at any time hereafter, to the Executive or any other party any benefit obligations accrued under the Agreement from its inception through and including the effective date of such termination (or at any time thereafter); and

(c)           the Bank shall have no obligations of any kind to the Executive or any other party under the terms of the Agreement which survive its termination.

4.             Further Acknowledgements.  By entering into this Termination Agreement, the Executive further acknowledges and agrees that:

(a)           the Executive has entered into this Termination Agreement of the Executive’s own free will without fear or coercion;

(b)           the Executive has had an opportunity to review documents, consult with counsel and make inquiries of Bank representatives prior to entering into this Termination Agreement and that the Executive understands the implications, economic and otherwise, of the decision to waive the Executive’s rights to existing benefits accrued under the Agreement; and

(c)           the consideration to be received by the Executive as a result of entering into this Termination Agreement, as recited above in the Preamble to this Termination Agreement, is good and valuable consideration sufficient in kind and amount to support the waiver and release provided herein.

5.             Release.  The Executive, on the Executive’s own behalf and on behalf of the Executive’s heirs and beneficiaries, hereby unconditionally and forever releases, acquits, and discharges the Bank, and the past, present and future subsidiaries and related companies, as well as the successors, assigns, officers, owners, directors, agents, representatives, attorneys and employees of any of the foregoing, from any and all liabilities, actions, causes of action, claims, demands, damages, costs and expenses (including, without limitation, attorneys’ fees and costs actually incurred) which may have arisen or which may hereafter arise from, on account of or in any way connected with the waiver provided herein.

6.              No Guarantee of Continued Employment.   No portion of this Termination Agreement shall be construed as an obligation on the part of the Bank to continue the employment of the Executive by the Bank or any of its affiliates.

7.              Governing Laws.  This Termination Agreement shall be construed, administered and enforced according to the laws of the State of Georgia, to the extent not preempted by federal law.

8.              Successors.  This Termination Agreement shall be binding upon and inure to the benefit of the heirs, legal representatives, successors and permitted assigns of the parties.

9.              Entire Agreement.  This Termination Agreement expresses the entire understanding and agreement of the parties with respect to the subject matter.

10.            Specific Performance.  In the event of any actual or threatened default in, or breach of, any of the terms, conditions and provisions of this Termination Agreement, the party or parties who are thereby aggrieved shall have the right to specific performance and injunction in addition to any and all other rights and remedies at law or in equity, and all such rights and remedies shall be cumulative.

THE EXECUTIVE ACKNOWLEDGES THAT THE EXECUTIVE HAS BEEN ADVISED TO DISCUSS ALL ASPECTS OF THIS TERMINATION AGREEMENT WITH AN ATTORNEY OR ADVISOR OF THE EXECUTIVE’S CHOICE.  THE EXECUTIVE HAS CAREFULLY READ AND FULLY UNDERSTANDS ALL THE PROVISIONS OF THIS TERMINATION AGREEMENT AND HAS KNOWINGLY AND VOLUNTARILY ENTERED INTO THIS TERMINATION AGREEMENT.

IN WITNESS WHEREOF, the parties have caused this Termination Agreement to be executed as of the date first indicated above.

HABERSHAM BANK

By:	/s/ David D. Stovall

Title:	Vice Chairman and Chief Executive Officer

EXECUTIVE:

/s/ Edward D. Ariail
Edward D. Ariail